Exhibit 99

Viad Corp Announces First Quarter Results

Net Income per Share of $0.48
Income Before Other Items per Share of $0.49

PHOENIX--(BUSINESS WIRE)--April 29, 2011--Viad Corp (NYSE:VVI) today announced first quarter 2011 net income of $9.8 million, or $0.48 per diluted share. Viad’s income before other items of $10.0 million, or $0.49 per diluted share, excludes net restructuring charges of $165,000 after tax. This compares to the company’s prior guidance of income per share of $0.25 to $0.40 and the 2010 first quarter loss before other items of $0.02 per share.

  Revenues of $290.1 million were up $65.7 million (29.3%) from 2010.
  Segment operating income was $17.3 million as compared to $199,000 in 2010.
  Free cash flow improved by $10.0 million to $11.9 million, primarily due to higher net income.
  Cash and cash equivalents were $148.4 million at March 31, 2011.
  Debt was $8.9 million, with a debt-to-capital ratio of 2.2% at March 31, 2011.

Paul B. Dykstra, chairman, president and chief executive officer, said, “Viad’s first quarter 2011 earnings reflect better than expected results from our Marketing & Events Group. U.S. base same-show growth was 13.6 percent, driven by initiatives from our realigned sales force and an improved economy and industry conditions. Overall exhibitor spending was strong, and we had solid execution from our team. Our Travel & Recreation Group met our guidance for its seasonally slow quarter. Our entire organization remains focused on driving continued growth in revenues and profits by capitalizing on market opportunities and leveraging the productivity gains we made during the past two years to further increase efficiencies and drive down costs.”

First Quarter 2011 Business Group Highlights

	First Quarter
($ in millions)	2011	2010	Change

Revenues:
Marketing & Events Group:
U.S.	$231.7	$169.4	$62.3	36.8%
International	54.0	50.4	3.6	7.1%
Intersegment eliminations	(1.3)	(2.8)	1.5	53.8%
Total	284.3	216.9	67.4	31.1%
Travel & Recreation Group	5.8	7.4	(1.7)	-22.3%
Total	$290.1	$224.4	$65.7	29.3%

Segment operating income (loss):
Marketing & Events Group:
U.S.	$17.9	$–	$18.0	**
International	3.8	2.6	1.1	43.5%
Total	21.7	2.6	19.1	**
Travel & Recreation Group	(4.5)	(2.4)	(2.1)	-86.7%
Total	$17.3	$0.2	$17.1	**

Operating margins:
Marketing & Events Group	7.6%	1.2%	640	bps
Travel & Recreation Group	-77.4%	-32.2%		**
Total	5.9%	0.1%	590	bps

** Change is greater than +/- 100 percent.
Note: Calculated amounts presented above (including totals and percentages) are calculated using dollars in thousands.

Viad’s Marketing & Events Group

For the first quarter of 2011, Marketing & Events Group results improved substantially compared to the 2010 quarter, with revenues and operating income increasing by $67.4 million and $19.1 million, respectively, driven primarily by the U.S. segment.

U.S. segment revenues and operating income increased $62.3 million and $18.0 million, respectively, from the 2010 quarter. The substantially improved results were driven primarily by positive show rotation of $40 million, base same-show revenue growth of 13.6 percent, greater penetration of discretionary exhibitor spending and increased spending by corporate clients.

First quarter International segment revenues increased $3.6 million and operating income increased $1.1 million. Positive show rotation impacted revenues by $2 million, and foreign exchange rate variances had a favorable impact on revenues and operating income of approximately $2.2 million and $196,000, respectively, as compared to the 2010 first quarter.

Dykstra said, “The Marketing & Events Group performed well during its seasonally strongest quarter of the year. U.S. base same-show revenue increased for the third straight quarter as many shows saw greater exhibitor participation, and we were successful in capturing additional discretionary spend from exhibitors while focusing on great execution and customer service.”

Viad’s Travel & Recreation Group

Travel & Recreation Group revenues and operating results for its seasonally slow first quarter were in line with the company’s prior guidance and down $1.7 million and $2.1 million, respectively, from the 2010 quarter. Results for the 2010 quarter included higher revenue from transportation business related to the 2010 Winter Olympic and Paralympic Games. Additionally, foreign exchange rate variances had a favorable impact on revenue of $329,000 and an unfavorable impact on operating results of $184,000 as compared to the 2010 first quarter.

Dykstra said, “The Travel & Recreation Group met our expectations for the first quarter. Our main focus during this time is on preparing for the busy summer season and controlling costs. We look forward to the segment’s substantial contributions to operating income during the second and third quarters.”

2011 Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual results. Those factors are identified in the safe harbor language at the end of this press release.

Dykstra said, “The Marketing & Events Group realized stronger than expected revenue growth during the first quarter, which was our biggest quarter of the year and our greatest opportunity to sell unidentified business. We expect full year base same-show growth to be in the mid-single digits. We also expect the Marketing & Events Group to return to profitability in 2011 as a result of modest industry growth, positive show rotation, greater penetration of exhibitor discretionary services and the cost structure and efficiency gains we made during the past two years.”

“The Travel & Recreation Group is expected to have another strong year in 2011. The addition of Grouse Mountain Lodge earlier this year gave us a year-round presence in the market and will help to offset the impact of temporary room closures at our Many Glacier Hotel, part of which will be under renovation during the 2011 season and will reopen for the 2012 season. The Travel & Recreation team remains focused on its initiatives to enhance the guest experience and capture additional spend per guest.”

2011 Full Year Guidance

Marketing & Events Group

•	Total revenues are expected to increase at a high single-digit rate compared to 2010.

◦ Base same-show revenues are expected to increase at a mid-single-digit rate in the U.S. as year-over-year comparisons become more difficult in the back half of the year.

◦

Annual show rotation, which refers to shows that occur less frequently than annually, is expected to positively impact full year revenues by approximately $10 million. Quarterly show rotation also includes annual shows that shift quarters from one year to the next.

First quarter show rotation positively impacted revenues by $42 million.

Second quarter show rotation is not expected to have a meaningful impact on revenues.

Third quarter show rotation is expected to negatively impact revenues by approximately $30 million.

Fourth quarter show rotation is not expected to have a meaningful impact on revenues.

•

Segment operating results are expected to return to a profitable level driven by increased revenue, partially offset by higher performance-based incentives, as well as merit increases that did not occur in 2009 or 2010.

Travel & Recreation Group

•

Revenues are expected to increase at a high single-digit rate from 2010, reflecting continued improvement in tourism demand as well as the acquisition of Grouse Mountain Lodge, which will more than offset the lost room nights at Many Glacier Hotel due to construction.

•	Operating margins are expected to decrease slightly from 2010 as a result of high flow through on lost room nights at Many Glacier Hotel.

Corporate & Other

•	Corporate activities expense is expected to approximate $7 million.

•

Exchange rates for the remainder of the year are assumed to approximate $1.03 U.S. Dollars per Canadian Dollar and $1.62 U.S. Dollars per British Pound. Currency translation is expected to favorably impact income per share by approximately $0.07.

•	The effective tax rate is assumed to be 38 to 39 percent, as compared to the 2010 effective tax rate on income before other items of 37 percent.

2011 Second Quarter Guidance

For the second quarter, Viad’s income per share is expected to be in the range of $0.10 to $0.20. This compares to second quarter 2010 income before other items of $0.17 per share. Revenues are expected to be in the range of $228 million to $247 million as compared to $218.3 million in the 2010 second quarter. Segment operating income is expected to be in the range of $5 million to $9 million as compared to $7.7 million in 2010. The revenue increase from 2010 is expected to be driven primarily by expected increases in trade show marketing spend (including continued same-show growth), favorable foreign exchange rate variances and greater penetration of exhibitor discretionary services. Foreign exchange rate variances are expected to impact revenues and operating income by approximately $6 million and $800,000, respectively, compared to the 2010 quarter.

Implicit within this guidance, are the following group revenues and operating income expectations:

($ in millions)	Group Revenues			Group Operating Income
	Low End		High End	Low End		High End

Marketing & Events Group	$205	to	$220	$1.5	to	$5.0
Travel & Recreation Group	$23	to	$27	$3.0	to	$4.5

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of first quarter 2011 results on Friday, April 29 at 9 a.m. (ET). To join the live conference, call (800) 779-3189, passcode “Viad,” or access the webcast through Viad’s Web site at www.viad.com. A replay will be available for a limited time at (866) 381-6855 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

About Viad

Viad is an S&P SmallCap 600 company. Viad operates through its Marketing & Events Group, comprised of Global Experience Specialists and affiliates, and its Travel & Recreation Group, comprised of Brewster and Glacier Park, Inc. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad’s annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY RESULTS
(UNAUDITED)

	Three months ended March 31,
(000 omitted, except per share data)	2011	2010	$ Change	% Change

Revenues	$290,098	$224,353	$65,745	29.3%

Segment operating income	$17,259	$199	$17,060	**
Corporate activities	(1,271)	(644)	(627)	-97.4%
Restructuring charges (Note A)	(269)	(2,053)	1,784	86.9%
Net interest expense	(198)	(397)	199	50.1%
Income (loss) before income taxes	15,521	(2,895)	18,416	**
Income tax expense (Note B)	(5,900)	(208)	(5,692)	**
Net income (loss)	9,621	(3,103)	12,724	**
Net loss attributable to noncontrolling interest	166	121	45	37.2%
Net income (loss) attributable to Viad	$9,787	$(2,982)	$12,769	**

Diluted income (loss) per common share (Note C):
Net income (loss) attributable to Viad common shareholders	$0.48	$(0.15)	$0.63	**

Basic income (loss) per common share (Note C):
Net income (loss) attributable to Viad common shareholders	$0.48	$(0.15)	$0.63	**

Common shares treated as outstanding for income per share calculations:
Weighted-average outstanding shares	19,778	20,051	(273)	-1.4%

Weighted-average outstanding and potentially dilutive shares	20,080	20,051	29	0.1%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE ONE - NOTES TO QUARTERLY RESULTS
(UNAUDITED)

(A)

Restructuring Charges — In the first quarter of 2011 and 2010, Viad recorded restructuring charges of $456,000 ($280,000 after-tax) and $2.1 million ($1.2 million after-tax), respectively. The charges primarily related to reorganization activities in the Marketing & Events Group, comprised of the elimination of certain positions as well as facility consolidations. Also in the first quarter of 2011, Viad reversed $187,000 ($115,000 after-tax) of restructuring reserves.

(B)	Income Taxes — Income taxes for the first quarter of 2010 include the resolution of tax matters of $1.3 million resulting from a tax adjustment due to health care legislation.

(C)	Income per Common Share — Following is a reconciliation of net income attributable to Viad to net income allocated to Viad common shareholders:
	Three months ended March 31,
(000 omitted, except per share data)	2011	2010	$ Change	% Change

Net income (loss) attributable to Viad	$9,787	$(2,982)	$12,769	**
Less: Allocation to nonvested shares	(240)	-	(240)	**
Net income (loss) allocated to Viad common shareholders	$9,547	$(2,982)	$12,529	**

Weighted-average outstanding shares	19,778	20,051	(273)	-1.4%

Basic income (loss) per common share attributable to Viad common shareholders	$0.48	$(0.15)	$0.63	**

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE TWO - INCOME BEFORE OTHER ITEMS,
ADJUSTED EBITDA AND FREE CASH FLOW
(UNAUDITED)

	Three months ended March 31,
(000 omitted)	2011	2010	$ Change	% Change
Income (loss) before other items (Note A):
Net income (loss) attributable to Viad	$9,787	$(2,982)	$12,769	**
Restructuring charges, net of tax	165	1,242	(1,077)	86.7%
Resolution of tax matters	-	1,279	(1,279)	**
Income (loss) before other items	$9,952	$(461)	$10,413	**
(per diluted share)

Income (loss) before other items:
Net income (loss) attributable to Viad	$0.48	$(0.15)	$0.63	**
Restructuring charges, net of tax	0.01	0.06	(0.05)	83.3%
Resolution of tax matters	-	0.07	(0.07)	**
Income (loss) before other items	$0.49	$(0.02)	$0.51	**

	Three months ended March 31,
(000 omitted)	2011	2010	$ Change	% Change
Adjusted EBITDA (Note A):
Net income (loss) attributable to Viad	$9,787	$(2,982)	$12,769	**
Interest expense	412	493	(81)	16.4%
Income tax expense	5,900	208	5,692	**
Depreciation and amortization	6,971	6,804	167	-2.5%
Adjusted EBITDA	$23,070	$4,523	$18,547	**

	Three months ended March 31,
(000 omitted)	2011	2010	$ Change	% Change
Free Cash Flow (Note A):
Net cash provided by operating activities	$20,344	$7,748	$12,596	**
Less:
Capital expenditures	(7,677)	(5,030)	(2,647)	-52.6%
Dividends paid	(815)	(822)	7	0.9%
Free cash flow	$11,852	$1,896	$9,956	**

** Change is greater than +/- 100 percent
(A)

Income before other items, Adjusted EBITDA and Free Cash Flow are supplemental to results presented under accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad’s operating performance and liquidity. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad’s business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP.

CONTACT:
Viad Corp
Melinda Keels
Investor Relations
(602) 207-2681
mkeels@viad.com